AXIS AMENDED AND RESTATED EXECUTIVE RSU RETIREMENT PLAN

AXIS Specialty U.S. Services, Inc. (the “Company”) has established the AXIS Executive RSU Retirement Plan (the “Plan”) to reward certain long-term employees of the Company and its employer affiliates for their dedicated service.  The terms of the Plan are as set forth herein.
1.Eligibility.  Except as otherwise provided in the Plan, any employee of the Company or its employer affiliates (other than those employees explicitly excluded from the Plan pursuant to Section 18 hereof) who is Retirement Eligible and who has an outstanding grant(s) of restricted stock units under the AXIS Capital Holdings Limited (“AXIS”) 2017 Long-Term Equity Compensation Plan and any successor equity compensation plan (the “Stock Plan”) as of the employee’s date of termination and who satisfies the requirements of this Plan shall be a participant in the Plan (a “Participant”).
An employee is “Retirement Eligible” if the employee is age 60 or older as of his or her date of termination; and
has at least ten Years of Service as of his or her date of termination.
o“Years of Service” means completed years of service with the Company or an employer affiliate of the Company.

2.Termination and Advance Notice Requirement. In order to earn and be paid the benefits provided under this Plan, a Participant: (i) must not have been provided a notice of termination from the Company for any reason, (ii) must be in good standing as of his or her date of termination (as determined by the Human Capital and Compensation Committee of the Board of AXIS (the “Committee”) in its sole discretion) and (iii) must provide not less than ninety (90) days advance notice of his or her termination if he or she voluntarily terminates employment, provided, however, that management retains discretion to require a period of notice up to one year as particular employment circumstances may dictate.

3.Restrictive Covenant Agreement. In order to earn and be paid the benefits provided under this Plan, to the extent permitted by law, a Participant must execute a Restrictive Covenant Agreement in a form acceptable to the Company (a “Covenant Agreement”) at the time required by the Company. The Company reserves the right to require a Participant to attest to continued compliance with the Covenant Agreement from time to time. Failure to do so will be deemed to be a breach of the Covenant Agreement.
4.Plan Benefit.
a.A Participant shall, except as provided below in Section 4(b), continue to vest in any restricted stock units granted pursuant to RSU Agreements that remain outstanding and unvested as of the date of his or her termination as though the Participant had not terminated employment with the Company (e.g., on the first, second, third and fourth anniversaries of the award date for time-based restricted stock units; on the third anniversary of the award date for performance-based restricted stock units; or as otherwise provided in the applicable RSU Agreement); provided that such vesting shall terminate if the Participant breaches any of the terms of the Covenant Agreement, in the determination of the Committee or its designee, to the extent permitted by law and all unvested restricted stock units shall terminate and be forfeited as of the date of the breach.
b.Notwithstanding Section 4(a), (1) with respect to any restricted stock units subject to time-based vesting granted in the twelve month period immediately prior to the Participant’s termination (the “Last Grant”), only the restricted stock units scheduled to vest on the first anniversary of such Last Grant, if any, shall be eligible to vest and the remaining restricted stock units shall be forfeited as of the Participant’s termination and (2) with respect to any restricted stock units subject to performance-based vesting granted in the Last Grant, only 25% of the restricted stock units scheduled to vest on the regularly scheduled vesting date shall be eligible to vest, subject to performance goals being achieved, and 75% of such restricted stock units shall be forfeited as of the Participant’s termination.
c.     In the case of any restricted stock units subject to performance vesting, where the restricted stock units vest on the regularly scheduled vesting date as though the Participant had not terminated employment, the number of restricted stock units that vest shall be determined by applying the same Performance Multiplier (as defined in the applicable RSU Agreement) that would apply had the Participant not terminated employment.
d.     Notwithstanding the foregoing, the Committee shall have the sole authority to determine that no benefit shall be provided under this Plan in connection with certain outstanding restricted stock unit grants made to Participants.
5. Payment.  Payment of the Shares (as defined in the Employee Restricted Stock Unit Agreement pursuant to which the outstanding restricted stock units were granted (the “RSU Agreement”)) payable with respect to outstanding restricted stock units which vest pursuant to Section 4 hereof on or after a Participant’s termination of employment, shall be made as follows:
a.Subject to Section 12 hereof, payment shall be made at the same time and in the same form delivery would have been made under the RSU Agreement if the Participant had remained employed through the applicable vesting date (e.g., the first, second, third and fourth anniversaries of the award date for time-based restricted stock units; the third anniversary of the award date for performance-based restricted stock units; or as otherwise provided in the applicable RSU Agreement).
b.Notwithstanding the foregoing, in the event that a Participant dies or becomes Disabled (as defined in the applicable RSU Agreement) prior to delivery of the amounts described in Section 5(a) or 6(c), payment shall be made to the Participant or his or her beneficiary in a lump sum upon the earlier of the date provided in Section 5(a) or 6(c), as applicable, or within sixty (60) days following the Participant’s death or Disability, as applicable. In the case of any restricted stock units subject to performance vesting, the determination of the number of restricted stock units with respect to which payment will be made pursuant to this Section 5(b) shall be determined as described in the applicable award agreement. .
6.Special Vesting and Payment Rule for Terminations that Occur Within Twenty Four Months of a Change in Control.
a.Notwithstanding any provision of Section 4 to the contrary, if the Participant’s termination occurs within twenty four months following a Change in Control (as defined in the RSU Agreement), a Participant shall vest in any outstanding and unvested restricted stock units granted pursuant to RSU Agreements as of his or her termination, reduced as required pursuant to Section 4(b).
b.Where performance-based restricted stock units vest on the date of a Participant’s termination of employment within twenty four months following a Change in Control, the number of restricted stock units that vest shall be determined as described in the applicable award agreement.
c.Notwithstanding any provision of Section 5 to the contrary, if vesting occurs in connection with a termination that is within twenty four months following a Change in Control, payment shall be made at the same time and same form as delivery would have been made under the RSU Agreement had the Participant been terminated without Cause within twenty four months following a Change in Control, but in no event later than thirty (30) days following termination, subject to Section 12 hereof.

7.Termination Prior to Retirement Eligibility. If an employee’s employment with the Company and its employer affiliates terminates prior to the date that the employee becomes Retirement Eligible for any reason, such employee shall have no right to participate in or receive benefits under the Plan.
8.RSU Agreement. The applicable RSU Agreement shall govern the outstanding restricted stock units to the extent the RSU Agreement is not inconsistent with the Plan.
9.Beneficiary. To the extent not inconsistent with the Stock Plan, in the event of a Participant’s death, payment of the Participant’s Plan benefit, if any, shall be made to a beneficiary (or beneficiaries) designated by the Participant in the form and manner prescribed by the Committee. If a Participant does not have a properly designated beneficiary, payment shall be made to the Participant’s estate.

10.Clawback. Any Plan benefit hereunder is subject to recoupment, at the Committee’s discretion, under the AXIS executive compensation recoupment, or “clawback,” policy.
11.Administration and Interpretation of Plan.  The Committee, in consultation with AXIS management, shall have the authority to administer the Plan, to conclusively make all determinations under the Plan and to interpret the Plan.  Any such determinations or interpretations made by the Committee shall be binding on all persons.
12.Section 409A.
a.     Although the Company does not guarantee the tax treatment of any payments under the Plan, the intent of the Company is that the payments and benefits under this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Committee, the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.     Notwithstanding any other provision of this Plan to the contrary, if at the time of a Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of such determination.
c.Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

13.Governing Law.  The Plan shall be governed by the laws of New York without regard to its conflicts of law provisions.
14.Effective Date. The Plan shall continue until terminated by the Company.

15.No Guarantee of Continued Employment.  Nothing in the Plan shall interfere with, or limit in any way, the right of the Company or any of its affiliates to terminate any Participant’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of the Company or any of its affiliates.  For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its affiliates shall not be considered to terminate a Participant’s employment unless such treatment would cause a violation of Code Section 409A.

16.Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.
17.No Claim Against Assets. Nothing in this Plan shall be construed as giving any Participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of the Participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

18.Employees of AXIS Capital Holdings Limited. Unless determined otherwise by the Committee, in no event shall any employee (i) who is a United States resident or citizen whose compensation is allocated to AXIS and/or (ii) whose benefit under the Plan would be subject to Section 457A of the Internal Revenue Code, be a Participant in the Plan. Also, absent Committee approval, employees of non-wholly owned subsidiaries of AXIS will not be eligible to participate in the Plan.
19.ERISA. This Plan is intended to be a bonus program exempt from the Employee Retirement Income Security Act of 1974, as amended, pursuant to DOL Regulation Section 2510.3-2(c).
20.Amendment and Termination.  This Plan may be amended or terminated at any time by the Company without the consent of any employee or Participant to the extent permitted by law.

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